Exhibit 21.1

Azur Holdings, Inc.
List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Percentage
The Grand Shell Landing, Inc.	Mississippi	100%
Azur Shell Landing Resort, Inc.	Mississippi	75%